Exhibit 99.1

Contacts:

Jim Olson

Starbucks Coffee Company

+1-206-318-7100

press@starbucks.com

Starbucks Appoints Former Defense Secretary Robert Gates to

Board of Directors

Presidential Medal of Freedom Recipient adds global perspective and more than

45 years of public service to Board of Directors

SEATTLE, May 2, 2012 – Starbucks Corporation (NASDAQ: SBUX) announced today that Robert M. Gates, former U.S. Secretary of Defense and current chancellor of the College of William & Mary, was elected to the Starbucks Board of Directors. He will serve on the Board’s Nominating and Corporate Governance Committee.

“We are honored and humbled to be adding this distinguished American leader to Starbucks Board of Directors,” said Howard Schultz, chairman, president and ceo. “Secretary Gates has devoted his life to serving our country and our next generation of leaders and public servants. His unique global perspective and more than four decades of distinguished public service will complement and strengthen our Board as we accelerate our global growth and expand our commitment to the communities where we do business all around the world.”

Secretary Gates served in numerous roles in the Executive Branch of the U.S. government for nearly half a century, culminating as Secretary of Defense from 2006 to 2011. He was the first defense secretary to serve under presidents from both political parties – President George W. Bush and President Barack Obama. Upon Secretary Gates’ retirement in June 2011, he was presented the Presidential Medal of Freedom, the highest honor a president can bestow on a civilian.

In September 2011 he was named the 24th chancellor of the College of William & Mary. Secretary Gates also served as president of Texas A&M University between 2002 and 2006. He earned an undergraduate degree in history from the College of William & Mary, a master’s degree in history from Indiana University and a doctorate in Russian and Soviet history from Georgetown University.

In addition to the Presidential Medal of Freedom, Secretary Gates is the recipient of numerous other awards and honors, including recognition as one of TIME’s Most Influential People in 2007.

“I am deeply honored to have been asked to join Starbucks Board of Directors,” said Secretary Gates. “Starbucks is a different kind of company that is recognized around the world not only for its innovative products, customer service and business success, but more importantly for its unwavering commitment to a core set of values that put people and community first. I have Starbucks to thank for keeping me caffeinated through many long days and nights during my years in Washington and couldn’t be more proud about the opportunity to play a part in helping the company navigate our increasingly complex world in the years ahead.”

About Starbucks

Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting the highest quality arabica coffee in the world. Today, with stores around the globe, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at www.starbucks.com.

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